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                                EXHIBIT 18(ii)

                        FORM OF AMENDED DUAL-CLASS PLAN
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                    DUAL CLASS PLAN PURSUANT TO RULE 18F-3
                                      FOR
                                  PIMCO FUNDS


          WHEREAS, PIMCO Funds (the "Trust"), is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

          WHEREAS, the Trust issues shares of beneficial interest in separate series, including Money Market Fund, Short-Term Fund, Low Duration Fund, Low Duration Fund II, Low Duration Fund III, Moderate Duration Fund, High Yield Fund, Total Return Fund, Total Return Fund II, Total Return Fund III, Commercial Mortgage Securities Fund, Long-Term U.S. Government Fund, Global Fund, Foreign Fund, International Fund, StocksPLUS Fund, StocksPLUS Short Strategy Fund, Growth Stock Fund and VersaSTYLE Equity Fund (the "Funds");

          WHEREAS, the Trust desires to adopt, on behalf of each of the Funds, a Dual Class Plan pursuant to Rule 18f-3 under the 1940 Act (the "Plan") with respect to each of the Funds; and

          WHEREAS, pursuant to a Distribution Contract dated November 22, 1994, the Trust employs PIMCO Advisors Distribution Company as Distributor for the Funds.

          NOW THEREFORE, the Trust hereby adopts, on behalf of the Funds, the Plan in accordance with Rule 18f-3 under the 1940 Act, subject to the following terms and conditions:

          1. FEATURES OF THE CLASSES. Each of the Funds issues its shares of beneficial interest in two classes: the "Institutional Class" shares and the "Administrative Class" shares. Shares of each Class of a Fund, regardless of class designation, shall represent an equal pro rata interest (based on relative net asset values) in the portfolio securities of that Fund, and shall have identical voting, dividend, liquidation and other rights, preferences, powers, restrictions, limitations, qualifications, designations and terms and conditions, except that: (a) each class shall have a different designation; (b) each class of shares shall bear any Class Expenses, as defined in Section 3 below; and (c) each class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its service or distribution arrangement and each class shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class. In addition, Institutional Class shares and Administrative Class shares shall have the features described in Sections 4 and 5 below.
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          2.   SERVICE AND DISTRIBUTION PLANS.

               (a) Administrative Class Shares. The Trust has adopted an
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Administrative Services Plan and a Distribution Plan with respect to the
Administrative Class shares of each Fund. Under the terms of each Plan, the Trust is permitted to reimburse, out of the Administrative Class assets of each Fund, in an amount up to 0.25% on an annual basis of the average daily net assets of that class, financial intermediaries that provide services in connection with the distribution of shares or administration of plans or programs that use Fund shares as their funding medium. The same entity may not receive both distribution and administrative services fees with respect to the same assets but may with respect to separate assets receive fees under both a Distribution Plan and an Administrative Services Plan.

          Under the terms of the Distribution Plan, these services may include, but are not limited to, the following functions: providing facilities to answer questions from prospective investors about the Funds; receiving and answering correspondence, including requests for prospectuses and statements of additional information; preparing, printing and delivering prospectuses and shareholder reports to prospective shareholders; complying with federal and state securities laws pertaining to the sale of Administrative Class shares; and assisting investors in completing application forms and selecting dividend and other account options.

          Under the terms of the Administrative Services Plan, the services may include, but are not limited to, the following functions: receiving, aggregating, and processing shareholder orders; furnishing shareholder sub-accounting; providing and maintaining elective shareholder services such as checkwriting and wire transfer services; providing and maintaining preauthorized investment plans; communicating periodically with shareholders; acting as the sole shareholder of record and nominee for shareholders; maintaining account records for shareholders; answering questions and handling correspondence from shareholders about their accounts; issuing confirmations for transactions by shareholders; and performing similar account administrative services.

               (b) Institutional Class Shares. The Trust has not adopted an
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Administrative Services Plan or a Distribution Plan with respect to the
Institutional Class shares of the Funds. However, Institutional Class shares may be offered through certain brokers and financial intermediaries ("service agents") that have established a shareholder servicing relationship with the Trust on behalf of their customers. The Trust pays no compensation to such entities. Service agents may impose

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additional or different conditions on the purchase or redemption of Trust shares and may charge transaction or account fees. Service agents are responsible for transmitting to their customers a schedule of any such fees and conditions.

          3. ALLOCATION OF INCOME AND EXPENSES. (a) The net asset value of all outstanding shares representing interests in a Fund shall be computed on the same days and at the same times. For purposes of computing net asset value, the gross investment income of each Fund shall be allocated to each class on the basis of the relative net assets of each class at the beginning of the day adjusted for capital share activity for each class as of the prior day as reported by the Fund's transfer agent, for non-daily dividend Funds; and on the basis of the relative value of settled shares at the beginning of the day adjusted for receipt of settled AM wires (if applicable), for daily-dividend Funds. Realized and unrealized gains and losses for both classes will be allocated based on relative net assets at the beginning of the day, adjusted for capital share activity for each class as of the prior day, as reported by the Fund's transfer agent. To the extent practicable, certain expenses, (other than Class Expenses as defined below which shall be allocated more specifically), shall be allocated to each class based on the relative net assets of each class at the beginning of the day, adjusted for capital share activity for each class as of the prior day, as reported by the Fund's transfer agent, for non-daily dividend Funds; and on the basis of the relative value of settled shares at the beginning of the day adjusted for receipt of settled AM wires (if applicable), for daily-dividend Funds. Allocated expenses to each class shall be subtracted from allocated gross income. These expenses include:

          (1) Expenses incurred by the Trust as a registered series investment company and not attributable to a particular Fund or to a particular class of shares thereof ("Trust Expenses"); and

          (2) Expenses incurred by a particular Fund but not attributable to any particular class of such Fund's shares ("Fund Expenses").

          (b) Expenses attributable to a particular class ("Class Expenses") shall be limited to: (i) payments made pursuant to the Administrative Services Plan or Distribution Plan; (ii) transfer agent fees attributable to a specific class; (iii) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxies to current shareholders of a specific class; (iv) Blue Sky registration fees incurred by a class; (v) SEC registration fees incurred by a class; (vi) the expense of administrative personnel and services to support the shareholders of a specific class; (vii) litigation

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or other legal expenses relating solely to one class; and (viii) Trustees' fees incurred as a result of issues relating solely to one class. Expenses in category (i) above must be allocated to the class for which such expenses are incurred. All other "Class Expenses" listed in categories (ii)-(viii) above may be allocated to a class, but only if the President and Chief Financial Officer have determined, subject to Board approval or ratification, which of such categories of expenses will be treated as Class Expenses, consistent with applicable legal principles under the 1940 Act and the Internal Revenue Code of 1986, as amended.

          Therefore, expenses of a Fund shall be apportioned to each class of shares depending upon the nature of the expense item. Trust Expenses and Fund Expenses will be allocated between the classes of shares based on the relative net assets of each class at the beginning of the day, adjusted for capital share activity for each class as of the prior day, as reported by the Fund's transfer agent, for non-daily dividend Funds; and based on the relative value of settled shares adjusted for receipt of settled AM wires (if applicable) at the beginning of the day for daily-dividend Funds. Approved Class Expenses shall be allocated to the particular class to which they are attributable. In addition, certain expenses may be allocated differently if their method of imposition changes. Thus, if a Class Expense can no longer be attributed to a class, it will be charged to a Fund for allocation among classes, as determined by the Board of Trustees. Any additional Class Expenses not specifically identified above which are subsequently identified and determined to be properly allocated to one class of shares shall not be so allocated until approved by the Board of Trustees of the Trust in light of the requirements of the 1940 Act and the Internal Revenue Code of 1986, as amended.

          4. EXCHANGE PRIVILEGES. Shareholders may exchange shares of one class of a Fund for shares of an identical class of any other Fund of the Trust, or an identical class of any series of PIMCO Funds: Equity Advisors Series, based upon each Fund's net asset value per share, except that only private account clients of Pacific Investment Management Company may purchase shares of the International Fund.

          5. CONVERSION FEATURES. No conversion from Institutional Class shares into Administrative Class shares, or vice versa, is currently offered.

          6. QUARTERLY AND ANNUAL REPORTS. The Trustees shall receive quarterly and annual statements concerning distribution and servicing expenditures complying with paragraph (b)(3)(ii) of Rule 12b-1, as it may be amended from time to time. In the statements, only expenditures properly attributable to the

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distribution or servicing of Administrative Class shares will be used to justify any fee attributable to that class. Expenditures not related to the distribution or servicing of Administrative Class shares shall not be presented to the Trustees to justify any fee attributable to that class. The statements, including the allocations upon which they are based, shall be subject to the review and approval of the independent Trustees in the exercise of their fiduciary duties.

          7. ACCOUNTING METHODOLOGY. The following procedures shall be implemented in order to meet the objective of properly allocating income and expenses among the Funds:

              (1) On a daily basis, the Trust's Fund Accounting Service Organization ("Fund Accountant") shall calculate the payments pursuant to the Administrative Services Plan or Distribution Plan to be charged to each Administrative Class of shares of a Fund by calculating the beginning of the day's net assets attributable to the Administrative Class shares multiplied by the annual fee rate for that class.

              (2) The Fund Accountant will allocate designated Class Expenses, if any, to the respective classes.

              (3) The Fund Accountant will allocate income and Trust and Fund Expenses between the classes of shares based on the net asset value of each class in relation to the net asset value of the Fund for Fund Expenses, and in relation to the net asset value of the Trust for Trust Level Expenses. These calculations shall be based on the relative net assets of each class at the beginning of the day, adjusted for capital share activity for each class as of the prior day, as reported by the Fund's transfer agent, for non-daily dividend funds; and based on the relative value of settled shares at the beginning of the day adjusted for receipt of settled AM wires (if applicable), for daily dividend funds.

              (4) The Fund Accountant shall then complete the appropriate worksheets (see Attachments) using the allocated income and expense calculations from Paragraph (3) above, and the additional fees calculated from Paragraphs
(1), and (2) above. The Fund Accountant may make non-material changes to the form of the worksheets as it deems appropriate.

              (5) The Fund Accountant shall develop and use appropriate internal control procedures to assure the accuracy of its calculations and appropriate allocation of income and expenses in accordance with this Plan.

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           8.   WAIVER OR REIMBURSEMENT OF EXPENSES.  Expenses may be waived or reimbursed by the adviser to the Trust, by the Trust's underwriter or any other provider of services to the Trust without the prior approval of the Trust's Board of Trustees.

           9. EFFECTIVENESS OF PLAN. This Plan shall not take effect until it has been approved by votes of a majority of both (a) the Trustees of the Trust and (b) those Trustees of the Trust who are not "interested persons" of the Trust (as defined in the 1940 Act) and who have no direct or indirect interest in the operation of the Plan, cast in person at a meeting (or meetings) call for the purpose of voting on this Plan.

          10. MATERIAL MODIFICATION. This Plan may not be amended to modify materially its terms unless such amendment is approved in the manner provided for initial approval in Paragraph 9 hereof.

          11. LIMITATION OF LIABILITY. The Trustees of the Trust and the shareholders of each Fund shall not be liable for any obligations of the Trust or any Fund under this Plan, and any person, in asserting any rights or claims under this Plan, shall look only to the assets and property of the Trust or such Funds in settlement of such right or claim, and not to such Trustees or shareholders.

          IN WITNESS WHEREOF, the Trust, on behalf of the Funds, has adopted this Dual Class Plan as of the 21st day of November, 1995

                                 PIMCO FUNDS



                                 By: ______________________________
                                     Title:


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